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                                                                    EXHIBIT 12.1



RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                                   (In thousands)
                                                       ---------      ---------      ---------      ---------      ---------
                                                          1996           1997           1998           1999           2000
                                                       ---------      ---------      ---------      ---------      ---------

(Loss) before extraordinary items                        (57,198)      (197,289)      (487,229)
Income/(Loss) before minority interest                                                               (565,219)        49,641*
Income tax provision                                          --             --             --             --         (7,669)
                                                       ---------      ---------      ---------      ---------      ---------
Income (loss) before income taxes                        (57,198)      (197,289)      (487,229)      (565,219)        41,972
                                                       =========      =========      =========      =========      =========


Fixed charges:
Interest expensed                                         35,213         58,744        201,039        289,963        259,993
Capitalized interest                                       2,780          4,654          7,189         10,364         13,887
Amortization of deferred financing costs                   1,252          1,918          4,721          5,937          5,686
Estimated interest factor on operating leases              1,598          3,286         12,091         11,435         13,983
Dividends and accretions on redeemable
preferred stock                                               --         43,742         90,344         92,455        120,641
                                                       ---------      ---------      ---------      ---------      ---------
Total fixed charges                                       40,843        112,344        315,384        410,154        414,190
                                                       =========      =========      =========      =========      =========

Earnings:
Income (loss) before income tax
(or minority interest)                                   (57,198)      (197,289)      (487,229)      (565,219)        41,972
                                                       ---------      ---------      ---------      ---------      ---------
Fixed charges excluding capitalized
interest and preferred stock dividends                    38,063         63,948        217,851        307,335        279,662
                                                       ---------      ---------      ---------      ---------      ---------
Total earnings (deficit) (numerator)                     (19,135)      (133,341)      (269,378)      (257,884)       321,634
                                                       =========      =========      =========      =========      =========

Ratio of earnings to fixed charges                         (0.47)         (1.19)         (0.85)         (0.63)         (0.78)
                                                       =========      =========      =========      =========      =========

Insufficiency of earnings to cover fixed
charges                                                $  59,978      $ 245,685      $ 584,762      $ 668,038      $  92,556
                                                       =========      =========      =========      =========      =========

---------------
(*) Includes gain on the sale of Digex stock of $864,321.


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